Press Release	6714 Pointe Inverness Way, Suite 200
March 24, 2004	Fort Wayne, IN 46804-7932
260.459.3553 Phone
260.969.3590 Fax
www.steeldynamics.com

Steel Dynamics Plans Building Systems
Expansion in Southeastern U.S.

FORT WAYNE, INDIANA, March 24, 2004 – Today Steel Dynamics, Inc. (NASDAQ: STLD) announced that New Millennium Building Systems, LLC, a wholly owned subsidiary, has begun site-selection discussions for the location of a new joist and deck fabrication plant in the southeastern U.S. Among the states under consideration are Alabama, Georgia, Florida and the Carolinas. The planned facility will be the company’s second steel-fabrication plant.

“We decided on the Southeast region for our first geographic expansion of the business,” said Bert Hollman, President of New Millennium, “because the construction market in the South continues to have strong growth potential. We, likewise, will be in a better position to serve national accounts based in the South, such as major retailing and distribution companies that have ongoing programs to build new facilities, not only in the South but across the country.

“We expect to make a decision on the site for the new plant this spring and begin construction this summer. The plant could begin operation in the first quarter of 2005,” Hollman said. The new operation is expected to have annual production capacities of about 70,000 tons for joists and 50,000 tons for decking. Most of the steel used in manufacture is expected to be supplied by Steel Dynamics. The plant could ultimately employ about 200 people.

New Millennium manufactures steel components, including joists, trusses, girders, and decking, that are used in the construction of non-residential buildings, such as shopping centers, warehouses, factories, hospitals, and schools. The company benefits from highly efficient production methods and a productive, non-union workforce that allows the company to maintain effective control of costs. Since beginning production at its Butler, Indiana, plant in 2000, New Millennium has grown its sales, primarily in the upper Midwest, to become a major building-components manufacturer, offering our customers high-quality products and excellent customer service.

Forward Looking Statements

This press release contains predictive statements about future events, including operation of existing and planned operations and future financial benefits the company may derive from these businesses. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.

We refer you to SDI’s detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K and in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC’s Web site, www.sec.gov and on the company’s Web site, www.steeldynamics.com.

Contact:	Fred Warner, Investor Relations Manager, (260) 969-3564 or fax (260) 969-3590
f.warner@steeldynamics.com